EXHIBIT 5.1

December 30, 2008

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, California  93012

Re:          Registration of Securities of Vitesse Semiconductor Corporation

Ladies and Gentlemen:

In connection with the registration of up to 49,534,328 shares of Common Stock of Vitesse Semiconductor Corporation, a Delaware corporation (the “Company”), par value $0.01 (the “Common Stock”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, to be issued or delivered pursuant to the Vitesse Semiconductor Corporation Amended and Restated 2001 Stock Incentive Plan (the “Plan”), you have requested our opinion set forth below.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plan as we have deemed necessary or advisable for the purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP